ARK 亞泰匯才會計師事務所
ARK Pro CPA & Co
Certified Public Accountants (Practising)

T : (852) 3105 3983
F : (852) 3105 3887
E : info@arkcpa.com.hk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of 707 Cayman Holdings Limited of our report dated January 16, 2026, relating to the consolidated financial statements, which appears in 707 Cayman Holdings Limited' s Annual Report on Form 20-F for the year ended September 30, 2025.

We also consent to the reference to us under the caption 'Experts' in this Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
Certified Public Accountants

Hong Kong, China
July 15, 2026

香港九龍新蒲崗太子道東698號寶光商業中心16樓1602-03室
Unit 1602-03, 16/F., Stelux House, 698 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong